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Exhibit 10.33

October 25, 2002

Rufus K. Schriber
12513 Split Creek Court
North Potomac, MD 20878

Dear Rufus:

        I am pleased to confirm our offer of the position of Executive Vice President with responsibility for marketing and brand positioning. This letter provides a confirmation of the compensation and benefits offered to you.

Start Date:	Your start date will be as mutually agreed upon. The term of your current Consulting Agreement, dated May 1, 2002, will be deemed to terminate simultaneously with the commencement of your full-time employment, with any advance notice and any early termination payment from the Company being waived by you as a part of the consideration for this offer of employment.
Salary:	$310,000 annually.
Annual Bonus:
Participation in our bonus plan with a target bonus of 75% of base salary for meeting annual goals and a maximum potential bonus of 150% base pay. Year 2002 bonus will be guaranteed to be no less than 75% of base salary, on a pro rata basis, based upon your start date as a full-time employee.
Stock Options:
Participation in our Non-qualified Stock Option Plan with an initial grant of options to purchase 100,000 shares of common stock. The exercise price for the options will be set at fair market value on the later of the date of approval by the Compensation Committee or your start date as a full-time employee. These options vest over four years—25% on each of the successive anniversary dates of the date of grant, pursuant to said stock option plan.
Stock Grant:	Company will issue you a Restricted Stock Grant for 50,000 shares of common stock with a cost of $.02 per share and which "cliff" vest at the end of three years from the grant date.
Car Allowance:	You will receive a car allowance of $1,000 per month in lieu of reimbursement for use of your personal vehicle for business.
Vacation:	You will be eligible to take three weeks of vacation each calendar year, pro rated for the first calendar year of employment, based upon your start date as a full-time employee.
Other Benefits:	Jim Mutz in our Human Resources Department is available to answer any questions regarding benefits. Please feel free to contact him at 214-492-6879.

Relocation:
Company will pay for the cost of packing, moving and unpacking for the move to Dallas. Temporary living expenses in Dallas and expenses associated with commuting on a temporary basis, up to six months, between Washington, D.C. and Dallas will also be covered. Any payments for relocation costs will include tax gross-up amount so that you are left with an after-tax amount equal to the relocation costs.

Unfortunately, the relocation loan(s) described in the Company's standard relocation plan will not be available to you as a member of executive management. These loans are prohibited under the new Sarbanes-Oxley Act.
Confidentiality:
As a regular part of your employment with the Company you will become aware of confidential information about our business operations and practices that is not publicly known. You understand and agree that this information may not be used by you in a manner adverse to the Company or divulged to others at any time during or after your employment.
Non competition:
You agree that for a period of one (1) year after the end of your employment by the Company you will not: (a) encourage or induce any customer to reduce its business or relationship with the Company or enter or cause others to enter into arrangements with such customers that have a material adverse effect on the Company; or (b) solicit any employee of the Company on behalf of yourself and/or any other potential employer; or (c) encourage or induce any employee of the Company to terminate his or her employment with the Company.

Furthermore, you represent to the Company that your execution of this Agreement, and your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any former employer or other party.

Severance:
Although La Quinta does not have employment contracts for our officers, we will commit that if you are terminated from the Company without cause, that your severance payment will be one (1) year salary and target bonus. Furthermore, in the event you are terminated without cause, you will be entitled to continue to receive during the severance period such Company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination, as available through the Company's programs. In the event your employment with La Quinta is terminated voluntarily or by reason of death, disability (which may entitle you to coverage under the long-term disability plan) or for "cause," no severance would be due or payable. For purposes thereof, "cause" shall be (a) your willful and continuing failure to discharge your duties and responsibilities to La Quinta, (b) any material act of dishonesty involving La Quinta, (c) violation of Company policy of procedures or (d) conviction of a felony. If termination of employment were due to a change of control, then your severance would be two years salary and two years target bonus and vesting of all stock options and stock grants. You will be entitled to continue to receive during the two-year severance period such Company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination, as available through the Company's programs.

        You will be hired as an employee at will, and you and La Quinta are free to end the employment relationship at any time for any reason. Any disputes arising out of your employment will be arbitrated in the State of Texas under the rules of the American Arbitration Association. The judgment of the arbitrator is final. The presiding party shall pay the costs and attorneys fees of the non-prevailing party.

        Please call me if you have any questions regarding this letter, as it is important for both of us to have as clear and complete an understanding as possible.

        I look forward to working with you and am confident that you are capable of making a significant contribution to the success of La Quinta. Welcome aboard.

Sincerely,

/s/ Butch

EMPLOYEE'S ACCEPTANCE

        I have received and read the attached offer letter, and agree to the terms outlined for the position of Executive Vice President with responsibility for marketing and brand positioning.

/s/ RUFUS K. SCHRIBER Signature of Employee	Rufus K. Schriber Printed Name
October 29, 2002 Date

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  Exhibit 10.33
EMPLOYEE'S ACCEPTANCE